Filed Pursuant To Rule 433

Registration No 333-286293

September 19, 2025

Paid Ad on LinkedIn, Twitter, and Reddit

**Grayscale Investments**
55,881 followers
Promoted

If only there was one fund capturing the top cryptocurrencies so you didn't have to choose...

Grayscale CoinDesk Crypto 5 ETF (Ticker: GDLC) is the first crypto fund tracking the five largest, most liquid cryptocurrencies[1]. No wallets. No keys. Just seamless exposure to the crypto market.


GDLC
Grayscale CoinDesk
Crypto 5 ETF

Grayscale CoinDesk Crypto 5 ETF | GDLC


One fund,
five leaders

View the Prospectus

Capture the crypto opportunity 1source coindesk as of 8/29/2025 based on the crypto markets total investable universe. Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. GDLC, an exchange traded product, is not registered under the investment company action of 1940, as amended ("40 act"), and therefore is not subject to the same regulations and protections as 40 act registered etfs and mututal funds GDLC is subject to significant risk and heightened volatility. crypto currency assets are not suitable for an investor who cannot afford the loss of the entire investment An investment in gdlc is not a direct investment in cryptocurrencies. crypto, as an asset class, is highly volatile, can become illiquid at any time and is for investors with a high risk tolerance. crypto may also be more susceptable to market manipulation than securities. It is not extensively regulated but future regulation is possible. If an active trading market for the shares does not develop or continue to exsit, the market prices and liquidity of the shares may be adversely affected. foreside fund services, llc is the marketing agent and Grayscale investments sponsors, LLC is the sponsor of GDLC

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.